United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 22, 2018

Date of Report (Date of earliest event reported)

HF Foods Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38013	n/a
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6001 W. Market Street Greensboro, NC	27409
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 268-2655

Atlantic Acquisition Corp.

1250 Broadway, 36th Floor
New York, New York 10001

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company          ☒  Yes

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☒ No

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Effective August 22, 2018, Atlantic Acquisition Corp., a Delaware company (“Atlantic”) consummated the transactions contemplated by the merger agreement (the “Merger Agreement”), dated as of March 28, 2018, by and among HF Group Merger Sub Inc., a Delaware subsidiary formed by Atlantic, HF Group Holding Corporation, a North Carolina corporation (“HF Group”), the stockholders of HF Group, and Zhou Min Ni, as representative of the stockholders of HF Group.

Atlantic Acquisition Corp., or Atlantic, was incorporated in Delaware on May 19, 2016. Atlantic was formed with the purpose of acquiring, through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, what we refer to as a “target business.” Atlantic’s efforts to identify a prospective target business were not limited to any particular industry or geographic region, although it initially intended to focus on target businesses being operated by and/or serving ethnic minorities in the United States, especially within Asian-American communities.

Pursuant to the Merger Agreement, HF Group merged with HF Merger Sub and HF Group became the surviving entity (the “Merger”) and a wholly-owned subsidiary of Atlantic (the “Acquisition”). Additionally, upon the closing of the transactions contemplated by the Merger Agreement (the “Closing”), (i) the stockholders of HF Group became the holders of a majority of the shares of common stock of Atlantic, and (ii) Atlantic changed its name to HF Foods Group Inc. (collectively, these transactions are sometimes referred to as the “Transactions”).

The Transactions and certain other matters were voted upon by the Atlantic stockholders, and the terms of the Acquisition, financial information related to Atlantic and HF Group and other information required to be filed, except as otherwise noted herein, are described and contained in the definitive Proxy Statement dated as of July 16, 2018 (“Proxy Statement”) as filed with the Securities and Exchange Commission on July 18, 2018 and mailed to Atlantic’s stockholders on or about July 19, 2018.

Atlantic held a meeting of its stockholders on August 10, 2018, at which meeting its stockholders approved the Transactions and certain other matters, including the change of the name of Atlantic to HF Food Group Inc. Item 5.07 of this Current Report on Form 8-K is incorporated by reference herein. For purposes of this Report, we continue to refer to the public company, Atlantic Acquisition Corp, as “Atlantic” regardless of the name change which is being completed as of the Closing.

At closing on August 22, 2018, Atlantic issued the HF Group stockholders an aggregate of 19,969,831 shares of its common stock, equal to approximately 88.5% of the aggregate issued and outstanding shares of Atlantic’s common stock. The pre-Transaction stockholders of Atlantic own the remaining 11.5% of the issued and outstanding shares of common stock of the combined entities.

The Merger Agreement is described more fully in the sections entitled “The Business Combination Proposal” and “The Acquisition Agreement” beginning at pages 36 and 50, respectively, of the definitive Proxy Statement, and such description is incorporated herein by reference.

After giving effect to the Transactions, there are currently 22,558,492 shares of Atlantic’s common stock issued and outstanding (without giving effect to the post closing cancellation of 390,000 shares held by an unaffiliated stockholder as described on page 4 of this Report on Form 8-K). Upon the Closing, Atlantic’s rights and units ceased trading and Atlantic’s common stock commenced trading on Thursday, August 23, 2018 on the Nasdaq Capital Market under the symbol “HFFG”.

The Acquisition will be treated by Atlantic as a reverse business combination under the acquisition method of accounting in accordance with GAAP. For accounting purposes, HF Group is considered to be acquiring Atlantic in this transaction. Therefore, the aggregate consideration paid in connection with the business combination will be allocated to Atlantic’s tangible and intangible assets and liabilities based on their fair market values. The assets and liabilities and results of operations of Atlantic will be consolidated into the results of operations of HF Group as of the completion of the business combination.

In connection with the Acquisition:

●	HF Group, Zhou Min Ni, as representative of the stockholders of HF Group, and Loeb & Loeb LLP, as escrow agent, entered into an Escrow Agreement at Closing, pursuant to which Atlantic deposited shares of Atlantic common stock, representing 15% of the aggregate amount of shares (2,995,475 shares) to be issued to the stockholders of HF Group pursuant to the Acquisition, to secure the indemnification obligations of the stockholders of HF Group as contemplated by the Merger Agreement.

●	Atlantic and each of the HF Group shareholders entered into a Lock-Up Agreement at Closing, pursuant to which the stockholders of HF Group agreed, for a period of 365 days from the Closing, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of common stock (including any securities convertible into, or exchangeable for, or representing the rights to receive, shares of common stock), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, or to enter into any transaction, swap, hedge or other arrangement, or engage in any short sales with respect to any security of Atlantic.

●	In connection with the Acquisition, Atlantic and the HF Group stockholders entered into a Registration Rights Agreement to provide for the registration of the common stock being issued to the HF Group stockholders in connection with the Acquisition. The HF Group stockholders will be entitled to “piggy-back” registration rights with respect to registration statements filed following the consummation of the Acquisition. Atlantic will bear the expenses incurred in connection with the filing of any such registration statements.

FORM 10 INFORMATION

Pursuant to Item 2.01(f) of Form 8-K, if the registrant was a shell company, as Atlantic was immediately before the Transactions, then the registrant must disclose the information that would be required if the registrant were filing a registration statement on Form 10. Therefore, Atlantic is providing below the information that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after Atlantic’s acquisition of HF Group pursuant to the Transactions, unless otherwise specifically indicated or the context otherwise requires.

Business

The business of HF Group is described in the Proxy Statement in the section entitled “HF Group’s Business” beginning on page 70 and that information is incorporated herein by reference.

Risk Factors

The risks associated with HF Group’s business are described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 15 and are incorporated herein by reference.

Financial Information

Reference is made to the disclosure set forth in Section 9.01 of this Current Report on Form 8-K concerning the financial information of HF Group. Reference is further made to the disclosure contained in the Proxy Statement in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HF Group” beginning on page 82, which is incorporated herein by reference, and the audited financial statements for the fiscal year ended December 31, 2017 and the unaudited financial statements for the three months period ending March 31, 2018 included in the Proxy Statement, which is incorporated herein by reference. The unaudited financial statements of HF Group for the period ending June 30, 2018, together with pro forma financial information, are included with this Report on Form 8-K as exhibits.. Further reference is made to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HF Group Holding Corporation” as set forth below in Item 2.02, which is incorporated herein by reference.

Employees

The employees of HF Group are described in the Proxy Statement in the section entitled “HF Group’s Business–Employees” on page 64 and that information is incorporated herein by reference.

Properties

The facilities of HF Group are described in the Proxy Statement in the section entitled “HF Group’s Business – Properties” beginning on page 79 and that information is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth information regarding the beneficial ownership of Atlantic’s common stock as of August 22, 2018 following completion of the Acquisition:

●	each person known to Atlantic who will be the beneficial owner of more than 5% of any class of its stock immediately after the Business Combination;

●	each of its officers and directors; and

●	all of its officers and directors as a group.

Unless otherwise indicated, Atlantic believes that all persons named in the table will have, immediately after the consummation of the Acquisition, sole voting and investment power with respect to all Atlantic securities beneficially owned by them.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Atlantic believes, based on the information furnished to it, that the persons and entities named in the table below will have, immediately after the consummation of the Transactions, sole voting and investment power with respect to all stock that they beneficially own, subject to applicable community property laws. All Atlantic stock subject to options or warrants exercisable within 60 days of the consummation of the Acquisition are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

As of July 16, 2018, the record date for the meeting of Atlantic stockholders, there were 5,872,497 shares of Atlantic common stock issued and outstanding. In connection with the vote of stockholders, holders of 3,761,467 shares redeemed their shares of common stock. Immediately prior to the meeting of stockholders, as previously reported on the Report on Form 8-K filed by Atlantic with the SEC on August 8, 2018, Atlantic entered into an agreement with Polar Multi-Strategy Master Fund (“Polar”) pursuant to which Polar agreed to sell 400,000 shares of Atlantic’s common stock to Atlantic ten (10) days after the Closing of Atlantic’s business combination with HF Group Holding Corporation. Atlantic will pay $4,120,000 for such shares and will issue Polar 10,000 new restricted shares of Atlantic’s common stock.

Subject to the paragraphs above, percentage ownership of outstanding shares is based on 22,080,863 shares of Atlantic common stock to be outstanding upon consummation of the Acquisition, including 3,761,467 shares of common stock which were redeemed as part of the Acquisition and without giving effect to the termination of 400,000 shares held by Polar and the issuance of 10,000 shares of common stock of Atlantic which Atlantic agreed to issue in the agreement with Polar dated August 8, 2018.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Zhou Min Ni(2)	6,689,896	30%
Chan Sin Wong (2)	0	0
Jian Ming Ni	199,698	*
Ren Hua Zheng	33,031	*
Hong Wang	0	0
Zhehui Ni	0	0
All directors and executive officers as a group (6 individuals)	6,922,625	30%
Five Percent Holders:
Irrevocable Trust for Raymond Ni(3)	5,591,553	25%
Irrevocable Trust for Amanda Ni(3)	798,793	3.6%
Irrevocable Trust for Ivy Ni(3)	798,793	3.6%
Irrevocable Trust for Tina Ni(3)	798,793	3.6%
HT Group Holding, L.L.C. (5)	1,897,134	8.6%
Wah Lam(6)	1,397,888	6%

*Less than one percent. Percentages are rounded.

(1) Unless otherwise indicated, the business address of each of the individuals is c/o HF Foods Group Inc. (formerly Atlantic Acquisition Corp.), 6001 West Market Street, Greensboro, North Carolina 27409.

(2) Consists of shares beneficially owned by Zhou Min Ni, the spouse of Chan Sing Wong.

(3) Jian Ming Ni has voting and dispositive power over the shares owned by the Irrevocable Trust for Raymond Ni, Irrevocable Trust for Amanda Ni, Irrevocable Trust for Ivy Ni and Irrevocable Trust for Tina Ni. The business address for the four (4) trusts is 810 Northern Shore Point, Greensboro, North Carolina. Mr., Jian Ming Ni has no pecuniary interests in the shares owned by the trust or any proceeds thereof.

(4) Xiao Yong Zhang has voting and dispositive power over the shares owned by HT Group Holding, L.L.C. Its business address is 4417 Shenandoah St., Dallas, Texas. Wah Lam is the sister-in-law of Zhou Min Ni.

(5) The business address of Wah Lam is 601 SW 33nd Ave, Ocala, Florida.

Directors and Executive Officers

The directors and executive officers of Atlantic upon the Closing are described in the Proxy Statement in the section entitled “Directors, Executive Officers, Executive Compensation And Corporate Governance - Directors and Executive Officers after the Business Combination” beginning on page 82 and that information is incorporated herein by reference.

Executive Compensation

The executive compensation of Atlantic’s and HF Group’s executive officers and directors is described in the Proxy Statement/Prospectus in the section entitled “Directors, Executive Officers, Executive Compensation And Corporate Governance – Compensation of Directors and Executive Officers” beginning on page 105 and that information is incorporated herein by reference.

Certain Relationships and Related Transactions

The certain relationships and related party transactions of HF Group are described in the Proxy Statement in the section entitled “Certain Transactions” beginning on page 115 and are incorporated herein by reference.

Government Regulation and Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the sections of the Proxy Statement entitled “HF Group’s Business–Government Regulation” and “HF Group’s Business–Legal Proceedings” beginning on page 79 and 81, respectively, which are incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Until completion of the closing, Atlantic’s common stock traded on the Nasdaq Capital Market under the symbol “ATAC”. Effective Thursday, August 23, 2018, Atlantic expects the trading symbol to change to “HFFG” to reflect the name change to HF Food Group Inc.

Atlantic has not paid any cash dividends on its ordinary shares to date. It is the present intention of Atlantic’s board of directors to retain all earnings, if any, for use in Atlantic’s business operations and, accordingly, Atlantic’s board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends is within the discretion of Atlantic’s board of directors and will be contingent upon Atlantic’s future revenues and earnings, if any, capital requirements and general financial condition.

Information respecting Atlantic’s common stock, rights and units and related stockholder matters are described in the Proxy Statement in the section entitled “Price Range of Securities and Dividends” on page 14 and such information is incorporated herein by reference.

Description of Registrant’s Securities

The description of Atlantic’s securities is contained in the Proxy Statement in the section entitled “Description of Atlantic’s Securities” beginning at page 121 and is incorporated herein by reference.

Effective with the Closing, the rights and units of Atlantic ceased trading. Commencing on Thursday, August 23, 2018, the only securities of Atlantic which will be traded are the shares of Atlantic common stock.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Current Report on Form 8-K concerning the issuance of Atlantic’s common stock to the HF Group stockholders in the Transactions, which is incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

HF Group’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2017 and for the three months ended March 31, 2018 appears commencing at page 82 of the Proxy Statement which is incorporated herein by reference. Additionally, certain annual and quarterly financial information regarding HF Group for the quarter ending March 31, 2018 was included in the Proxy Statement, in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HF Group” beginning on page 82, which is incorporated herein by reference. Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2018 for HF Group Holding Corporation appears below.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HF Group holding corporation

You should read the following description of HF Group’s results of operations and financial condition in conjunction with its consolidated audited financial statements presented in this filing.

Overview

HF Group Holding Corporation, acting through its subsidiaries ( “HF Group” or the “Group”), is a foodservice distributor operated by Chinese Americans, providing Chinese restaurants, primarily Chinese takeout restaurants located in the southeastern United States, with good quality food and supplies at competitive prices. Since its inception in 1997, fueled by increasing demand in the Chinese foods market segment, which is highly fragmented with unsophisticated competitors and has natural cultural barriers to entry, HF Group has grown its business and currently serves approximately 3,200 restaurant customers in ten states with its deep understanding of Chinese Culture and its good old-fashioned business know-how in the Chinese community.

Outlook

HF Group plans to expand its business through acquisition of other distributors and wholesalers, which heavily depends on having sufficient capital. If HF Group is not able to obtain equity or debt financing, or borrowings from bank loans, it may not be able to execute its plan to acquire smaller competitors. Even if HF Group is able to make such acquisitions, HF Group may not be able to successfully integrate the acquired businesses and improve their profitability as it plans, which could have a material adverse effect on its financial condition and future operating performance.

HF Group’s net revenue for the six months ended June 30, 2018 was $146.9 million, a decrease of $3.3 million, or 2.2%, from $150.1 million for the six months ended June 30, 2017. Net income attributable to HF Group’s stockholders for the six months ended June 30, 2018 was $2.4 million, a decrease of $2.3 million, or 49.2%, from $4.7 million for the six months ended June 30, 2017. Adjusted EBITDA for the six months ended June 30, 2018 was $4.5 million, a decrease of $1.7 million, or 27.5%, from $6.2 million for the six months ended June 30, 2017. For additional information on Adjusted EBITDA, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HF Group Holding Corporation — Adjusted EBITDA” below.

HF Group’s net revenue for the year ended December 31, 2017 was $295.5 million, an increase of $16.0 million or 5.7%, from $279.5 million for year ended December 31, 2016. Net income attributable to HF Group’s stockholders for the year ended December 31, 2017 was $9.6 million, an increase of $4.9 million, or 104.6%, from $4.7 million for the year ended December 31, 2016. Adjusted EBITDA for the year ended December 31, 2017 was $14.0 million, an increase of $6.0 million, or 75.4%, from $8.0 million for the year ended December 31, 2016. For additional information on Adjusted EBITDA, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HF Group Holding Corporation — Adjusted EBITDA” below.

How to Assess HF Group’s Performance

In assessing performance, HF Group considers a variety of performance and financial measures, including principal growth in net sales, gross profit and Adjusted EBITDA. The key measures that we use to evaluate the performance of HF Group’s business are set forth below:

Net Revenue

Net revenue is equal to gross sales minus sales returns; sales incentives that HF Group offers to its customers, such as rebates and discounts that are offsets to gross sales; and certain other adjustments. HF Group’s net sales are driven by changes in number of customers, product inflation that is reflected in the pricing of its products, and mix of products sold.

Gross Profit

Gross profit is equal to net sales minus cost of goods sold. Cost of goods sold primarily includes inventory costs (net of supplier consideration), inbound freight, custom clearance fees and other miscellaneous expenses. Cost of goods sold generally changes as HF Group incurs higher or lower costs from suppliers and as the customer and product mix changes.

Distribution, General and Administrative Expenses

Distribution, general and administrative expenses primarily consist of salaries and benefits for employees and contract labors, trucking and fuels expenses, utilities, maintenance and repairs expenses, insurance expense, depreciation and amortization expenses, selling and marketing expenses, professional fees and other operating expenses.

Income taxes Provision

Prior to January 1, 2018, seven of HF Group’s subsidiaries elected under the Internal Revenue Code to be S corporations, and three subsidiaries were formed as partnerships. An S corporation or partnership is considered a flow-through entity and is generally not subject to federal or state income tax on corporate level. In lieu of corporate income taxes, the stockholders and members of these entities are taxed on their proportionate share of the entities’ taxable income. Only one subsidiary did not elect to be treated as S corporation and was the only entity that was subject to corporate income taxes as of December 31, 2017. Effective January 1, 2018, all of the S corporation and partnership entities have been converted to C corporations and will be taxed at corporate level going forward. Accordingly, the Company shall account for income taxes of all subsidiaries under ASC 740.

Adjusted EBITDA

HF Group believes that Adjusted EBITDA is a useful performance measure and can be used to facilitate a comparison of HF Group’s operating performance on a consistent basis from period to period and to provide for a more complete understanding of factors and trends affecting HF Group’s business than GAAP measures alone can provide. HF Group’s management believes that Adjusted EBITDA is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect its operating performance. HF Group’s management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with the companies in the same industry, many of which present similar non-GAAP financial measures to investors. HF Group presents Adjusted EBITDA in order to provide supplemental information that Management considers relevant for the readers of its consolidated financial statements included elsewhere in this Proxy Statement, and such information is not meant to replace or supersede U.S. GAAP measures.

HF Group’s management defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, non-recurring, cost reduction, and other adjustment items. The definition of Adjusted EBITDA may not be the same as similarly titled measures used by other companies in the industry. Adjusted EBITDA is not defined under U.S. GAAP and is subject to important limitations as analytical tools, you should not consider them in isolation or as substitutes for analysis of HF Group results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	excludes certain tax payments that may represent a reduction in cash available to HF Group;
●	does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;
●	does not reflect changes in, or cash requirements for, HF Group’s working capital needs; and
●	does not reflect the significant interest expense, or the cash requirements, necessary to service HF Group’s debt.

Results of Operations for the six months ended June 30, 2018 and 2017

The following table sets forth a summary of HF Group’s consolidated results of operations for the six months ended June 30, 2018 and 2017. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.

	For the six months ended June 30,		Changes
	2018	2017	Amount	%
Net revenue	$146,868,286	$150,141,161	$(3,272,875)	(2.2)%
Cost of revenue	122,640,487	129,677,873	(7,037,386)	(5.4)%
Gross profit	24,227,799	20,463,288	3,764,511	18.4%
Distribution, selling and administrative expenses	21,340,382	15,385,111	5,955,271	38.7%
Income from operations	2,887,417	5,078,177	(2,190,760)	(43.1)%
Interest income	13,750	4,167	9,583	230%
Interest expenses and bank charges	(754,713)	(621,280)	(133,433)	21.5%
Other income	547,332	197,389	349,943	177.3%
Income before income tax provision	2,693,786	4,658,453	(1,964,667)	(42.2)%
Provision for income taxes	702,060	7,978	694,082	8699.9%
Net income	1,991,726	4,650,475	(2,658,749)	(57.2)%
Less: net loss attributable to noncontrolling interest	(381,455)	(21,254)	(360,201)	1694.7%
Net income attributable to HF Group Holding Corporation	$2,373,181	$4,671,729	$(2,298,548)	(49.2)%

Net Revenue

HF Group’s net revenue was $146.9 million for the six months ended June 30, 2018, which consisted of $137.5 million, or 93.6% of net revenue, sold to independent restaurants (Chinese/Asian restaurants) and $9.4 million, or 6.4% of net revenue, sold wholesale to smaller distributors. Net revenue was $150.1 million for the six months ended June 30, 2017, which consisted of $137.6 million, or 91.6% of net revenue, sold to independent restaurants and $12.5 million, or 8.4% of net revenue, sold wholesale to smaller distributors.

The following table sets forth the breakdown of HF Group’s net revenue:

	For the six months ended June 30,
	2018		2017		Changes
	Amount	%	Amount	%	Amount	%
Net revenue
Sales to independent restaurants	$137,516,339	93.6%	$137,591,237	91.6%	$(74,898)	(0.1)%
Wholesale	9,351,947	6.4%	12,549,924	8.4%	(3,197,977)	(25.5)%
Total	$146,868,286	100.0%	$150,141,161	100.0%	$(3,272,875)	(2.2)%

Compared with the six months ended June 30, 2017, HF Group’s net revenue decreased by $3.3 million, or 2.2%, for the six months ended June 30, 2018, which was primarily attributable to a $3.2 million decrease in sales to wholesale customers. The decrease was a result of HF Group’s continuing effort to reduce wholesales with low margin to improve the overall margin. Sales to independent restaurants decreased by $75,000 which within the was normal fluctuation of business operations.

HF Group conducts wholesale sales as a supplemental business for foodservice distribution to restaurants by purchasing full truckloads of product from suppliers and redistributing to smaller distributors who are typically not large enough to order truckload quantities, or do not want to keep inventory for long periods. The larger purchases can improve overall bargaining power with suppliers by increasing total order quantity. The net revenue from wholesale for the six months ended June 30, 2018 showed a 25.5% decrease compared with the six months ended June 30, 2017. In the second quarter of 2018, HF stopped selling to two customers with very low gross margin in order to improve the overall margin of the business.

Cost of sales and Gross Profit

The following tables set forth the calculation of gross profit and gross margin for HF Group’s sales to independent restaurants, wholesale and total net revenue:

	For the six months ended June 30,		Changes
	2018	2017	Amount	%

Sales to independent restaurants
Net revenue	$137,516,339	$137,591,237	$(74,898)	(0.1)%
Cost of revenue	113,900,208	117,480,681	(3,580,473)	(3.0)%
Gross profit	$23,616,131	$20,110,556	$3,505,575	17.4%
Gross Margin	17.2%	14.6%	2.6%

Wholesale
Net revenue	$9,351,947	$12,549,924	$(3,197,977)	(25.5)%
Cost of revenue	8,740,279	12,197,192	(3,456,913)	(28.3)%
Gross profit	$611,668	$352,732	$258,936	73.4%
Gross Margin	6.5%	2.8%	3.7%

Total sales
Net revenue	$146,868,286	$150,141,161	$(3,272,875)	(2.2)%
Cost of revenue	122,640,487	129,677,873	(7,037,386)	(5.4)%
Gross profit	$24,227,799	$20,463,288	$3,764,511	18.4%
Gross Margin	16.5%	13.6%	2.9%

HF Group’s cost of revenue was $122.6 million for the six months ended June 30, 2018, a decrease of $7.1 million, or 5.4%, from $129.7 million for the six months ended June 30, 2017, which was primarily attributable to the decrease of $3.6 million in cost of revenue for the sales to independent restaurants and a $ 3.5 million decrease in cost for wholesale revenue.

HF Group’s gross profit was $24.2 million for the six months ended June 30, 2018, an increase of $3.8 million, or 18.4%, from $20.5 million for the six months ended June 30, 2017, which was primarily attributable to the increase of $3.5 million in gross profit derived from sales to independent restaurants, from $20.1 million for the six months ended June 30, 2017 to $23.6 million for the six months ended June 30, 2018. The increase was mainly due to the improvement of negotiation power with vendors and the appreciation of USD to RMB, which lowered our purchase cost of products imported from China. Our gross margin for wholesale segment increase by $259,000, while our wholesale revenue decreased by $3.2 million. The increase of margin was a result of HF Group’s continuing effort to improve the wholesale margin. In the second quarter of 2018, HF stopped selling to two customers with very low gross margin in order to improve overall margin of the business.

HF Group’s gross margin increased from 13.6% for the six months ended June 30, 2017 to 16.5% for the six months ended June 30, 2018, representing an increase of 290 basis points, which primarily resulted from the increase of 260 basis point in gross margin from the sales to independent restaurants and 370 base point from the wholesale segment. The increase in gross margin was mainly attributable to (a) a lower purchase price negotiated with vendors as a result of larger purchase volumes and strengthened negotiating power with vendors, (b) the appreciation of USD to RMB, which lowered our purchase cost of imported products from China, (c) the improvement of the centralized procurement function resulting in more efficient management of inventory, logistics and vendor payment, and (d) reduction of sales to customers with low margins.

Distribution, Selling and Administrative Expenses

Distribution, selling and administrative expenses were $21.3 million for the six months ended June 30, 2018, an increase of $6.0 million, or 38.7%, from $15.4 million for the six months ended June 30, 2017. The increase was mainly attributable to: (a) an increase of $3.2 million in salaries for senior managements and contract labor costs for increasing 36 truck drivers preparing for business expansion, (b) $2.2 million of labor dispute expenses for Kirnland Food Distribution (“Kirnland”), which was discussed below, (c) an increase of $0.8 million in professional fee paid for legal service, consulting, auditing and others in regard with the Group’s restructure and preparing for the merger with Atlantic, and (d) an increase of $0.4 million in advertising expenses.

Kirnland Food Distribution, Inc., a subsidiary of the Company, is currently under an inquiry by the United States Department of Labor, Wage and Hour Division, Atlanta Regional Office, concerning wage practices and record keeping during the years 2013 through 2016 and continuing through the present time. As of the date of these financial statements, that inquiry remains open and the company has received no final notice of findings or definitive assessment. The Department of Labor has indicated a preliminary determination in its inquiry, and has estimated that in its preliminary analysis the potential back wages, liquidated damages and related costs would be approximately $2.2 million for the period from 2013 through current time, although the final amount has not yet been determined and could differ from the estimate. The $2.2 million has been accrued in distribution, selling and administrative expenses in the unaudited condensed consolidated financial statements for the six months ended June 30, 2018.

The Company believes that it has resolved the past issues raised by the Department of Labor, and also plans on providing the Department of Labor with its actions taken to address the issues raised currently and on an ongoing basis.

Interest Expenses and Bank Charges

Interest expenses and bank charges are primarily generated from lines of credit, capital leases and long-term debt. Interest expenses and bank charges were $0.8 million for the six months ended June 30, 2018, an increase of $0.2 million, or 21.5%, compared with $0.6 million for the six months ended June 30, 2017, which was primarily the result of an increase of interest rate.

Other Income

Other income primarily consists of non-operating income and rental income. Other income was $0.5 million for the six months ended June 30, 2018 as compared to $0.2 million for the six months ended June 30, 2017, representing an increase of $0.3 million, which was primarily attributable to rental income of $0.2 million derived from a subsidiary acquired in 2017, the financial results of which were not included in the June 30, 2017 unaudited condensed consolidated financial statements.

Income taxes Provision

HF Group’s provision for income taxes increased by $0.7 million, or 8700%, from $8,000 for the six months ended June 30, 2017 to $0.7 million or the six months ended June 30, 2018, as a result of the fact that effective January 1, 2018, all of the S corporation and partnership entities within HF Group have been converted to C corporations and were taxed at the corporate level. Before January 1, 2018, only one subsidiary was taxed at the corporate level.

Net Loss Attributable to Noncontrolling interest

HF Group’s net loss attributable to noncontrolling interest was derived from one minority owned subsidiary and increased by $360,000, or 1,695%, from $21,000 for the six months ended June 30, 2017 to $381,000 for the six months ended June 30, 2018, as a result of the increase of net loss of the subsidiary in which we have a noncontrolling interest.

Net Income Attributable to HF Group’s Stockholder

As a result of above, HF Group’s net income attributable to HF Group’s stockholders decreased by $2.3 million, or 49.2%, from $4.7 million for six months ended June 30, 2017 to $2.4 million for the six months ended June 30, 2018.

Adjusted EBITDA

The following table sets forth of the calculation of HF Group’s adjusted EBITDA:

	For the six months ended June 30,		Changes
	2018	2017	Amount	%

Net income	$1,991,726	$4,650,475	$(2,658,749)	(57.2)%
Interests expenses	754,713	621,280	133,433	21.5%
Income tax provision	702,060	7,978	694,082	8699.9%
Depreciation & Amortization	1,041,662	909,365	132,297	14.5%
Non-recurring expenses*	2,200,000	—	2,200,000	N/A
Adjusted EBITDA	$6,690,161	$6,189,098	$501,063	8.1%
Percentage of revenue	4.6%	4.1%	0.5%

* Non-recurring expenses represented $2.2 million of labor dispute expenses for Kirnland accrued for the six months ended June 30, 2018, which was discussed in the section of Distribution, Selling and Administrative Expenses above.

HF Group’s adjusted EBITDA was $6.7 million for the six months ended June 30, 2018, an increase of $0.5 million, or 8.1%, compared to $6.2 million for the six months ended June 30, 2017, mainly attributable to the increase of gross margin due to the lower purchase price and the reduction of low margin wholesale in this quarter as discussed above. The percentage of revenue for adjusted EBITDA was 4.6% and 4.1% for the six months ended June 30, 2018 and 2017, respectively.

Results of Operations for 2017 and 2016

The following table sets forth a summary of HF Group’s consolidated results of operations for the years ended December 31, 2017 and 2016. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.

	For the years ended December 31,		Changes
	2017	2016	Amount	%
Net revenue	$295,549,980	$279,500,235	$16,049,745	5.7%
Cost of revenue	251,615,013	243,193,112	8,421,901	3.5%
Gross profit	43,934,967	36,307,123	7,627,844	21.0%
Distribution, selling and administrative expenses	32,924,877	30,578,840	2,346,037	7.7%
Income from operations	11,010,090	5,728,283	5,281,807	92.2%
Interest income	21,105	1,634	19,471	1191.6%
Interest expenses and bank charges	(1,339,897)	(1,076,088)	(263,809)	24.5%
Other income	1,010,038	369,379	640,659	173.4%
Income before income tax provision	10,701,336	5,023,208	5,678,128	113.0%
Provision for income taxes	623,266	191,922	431,344	224.7%
Net income	10,078,070	4,831,286	5,246,784	108.6%
Less: net income attributable to noncontrolling interest	431,999	116,122	315,877	272.0%
Net income attributable to HF Group Holding Corporation	$9,646,071	$4,715,164	$4,930,907	104.6%

Net Revenue

HF Group’s net revenue was $295.5 million for the year ended December 31, 2017, which consisted of $275.5 million, or 93.2% of net revenue, sold to independent restaurants (Chinese/Asian restaurants) and $20.0 million, or 6.8% of net revenue, sold as wholesale to smaller distributors. Net revenue was $279.5 million for the year ended December 31, 2016, which consisted of $259.4 million, or 92.8% of net revenue, sold to independent restaurants and $20.1 million, or 7.2% of net revenue, as wholesale to smaller distributors.

The following table sets forth the breakdown of HF Group’s net revenue:

	For the years ended December 31,
	2017		2016		Changes
	Amount	%	Amount	%	Amount	%
Net revenue
Sales to independent restaurants	$275,481,019	93.2%	$259,402,812	92.8%	$16,078,207	6.2%
Wholesale	20,068,961	6.8%	20,097,423	7.2%	(28,462)	-0.1%
Total	$295,549,980	100.0%	$279,500,235	100.0%	$16,049,745	5.7%

Compared with the year ended December 31, 2016, HF Group’s net revenue increased by $16.0 million, or 5.7%, for the year ended December 31, 2017, which was primarily attributable to a $16.0 million increase in sales to independent restaurants. HF Group believes the increase was a result of HF Group’s continuing effort to provide better products to its customers and improve its customer service.

HF Group conducts wholesale as supplemental business for foodservice distribution to restaurants, by purchasing full truckloads of product from suppliers and redistributing to smaller distributors who are typically not large enough to order truckload quantities, or do not want to keep inventory for long periods. The larger purchase can improve overall bargaining power with manufacturers by increasing total order quantity. The net revenue from wholesale for the year ended December 31, 2017 showed a 0.1% decrease compared with the year ended December 31, 2016.

Cost of sales and Gross Profit

The following tables set forth the calculation of gross profit and gross margin for HF Group’s sales to independent restaurants, wholesale and total net revenue:

	For the years ended December 31,		Changes
	2017	2016	Amount	%

Sales to independent restaurants
Net revenue	$275,481,019	$259,402,812	$16,078,207	6.2%
Cost of revenue	232,914,638	224,361,340	8,553,298	3.8%
Gross profit	$42,566,381	$35,041,472	$7,524,909	21.5%
Gross Margin	15.5%	13.5%	1.9%

Wholesale
Net revenue	$20,068,961	$20,097,423	$-28,462	-0.1%
Cost of revenue	18,700,375	18,831,772	-131,397	-0.7%
Gross profit	$1,368,586	$1,265,651	$102,935	8.1%
Gross Margin	6.8%	6.3%	0.5%

Total sales
Net revenue	$295,549,980	$279,500,235	$16,049,745	5.7%
Cost of revenue	251,615,013	243,193,112	8,421,901	3.5%
Gross profit	$43,934,967	$36,307,123	$7,627,844	21.0%
Gross Margin	14.9%	13.0%	1.9%

HF Group’s cost of revenue was $251.6 million for the year ended December 31, 2017, an increase of $8.4 million, or 3.5%, from $243.2 million for the year ended December 31, 2017, which was primarily attributable to the increase of $8.6 million in cost of revenue for the sales to independent restaurants, from $224.4 million for the year ended December 31, 2016 to $232.9 million for the year ended December 31, 2017. The increase was mainly attributable to the increase in sales.

HF Group’s gross profit was $43.9 million for the year ended December 31, 2017, an increase of $7.6 million, or 21.0%, from $36.3 million for the year ended December 31, 2017, which was primarily attributable to the increase of $7.5 million of increase in gross profit derived from sales to independent restaurants from $35.0 million for the year ended December 31, 2016 to $42.5 million for the year ended December 31, 2017. The increase was mainly a result of the increase in sales and improved gross margin derived from sales to independent restaurants.

HF Group’s gross margin increased from 13.0% for the year ended December 31, 2016 to 14.9% for the year ended December 31, 2017, representing an increase of 190 basis points, which primarily resulted from the increase of 200 basis point in gross margin from the sales to independent restaurants from 13.5% for the year ended December 31, 2016 to 15.5% for the year ended December 31, 2017. HF Group believes the increase in gross margin was mainly attributable to (a) the offering of better products and value-added services with higher gross margins, (b) a lower purchase price negotiated with vendors as a result of larger purchase volumes and strengthened negotiating power with vendors, and (c) the improvement of the centralized procurement function resulting in more efficient management of inventory, logistics and vendor payment.

Distribution, selling and Administrative Expenses

Distribution, selling and administrative expenses were $32.9 million for the year ended December 31, 2017, an increase of $2.3 million, or 7.7%, from $30.6 million for the year ended December 31, 2016. The increase was mainly attributable to: (a) an increase of $0.7 million in professional fee paid for legal service, consulting, auditing and others in regard with the Group’s restructure and preparing for the merger with Atlantic; (b) an increase of $0.6 million in fuel expense which was primarily due to the increase of fuel prices in 2017; (c) an increase of $0.4 million in insurance expenses for the Group’s increasing insurance coverage; (d) an increase of $0.3 million incurred by a new subsidiary included in the Group in 2017; and (e) an increase of 0.2 million selling expenses payment to the outsourced call center in consistent with the increase of sales revenue.

Interest Expenses and Bank Charges

Interest expenses and bank charges are primarily generated from lines of credit, capital leases and long-term debt. Interest expenses and bank charges were $1.3 million for the year ended December 31, 2017, an increase of $0.3 million or 24.5% compared with $1.0 million for the year ended December 31, 2016, which was primarily the result of an increase in long-term debt.

Other Income

Other income primarily consists of non-operating income and rental income. Other income was $1.0 million for the year ended December 31, 2017 as compared to $0.4 million for the year ended December 31, 2017, representing an increase of $0.6 million, which was primarily attributable to rental income of $0.5 million derived from a subsidiary acquired in 2017, the financial results of which were not included in 2016 consolidated financial statements.

Income taxes Provision

HF Group’s provision for income taxes increased by $0.4 million, or 224.7%, from $0.2 million for the year ended December 31, 2016 to $0.6 million for the year ended December 31, 2017, as a result of the increase of current income tax from one subsidiary which was treated as C corporation and taxed for the two years ended December 31, 2017 and 2016.

Net Income Attributable to Noncontrolling interest

HF Group’s net income attributable to noncontrolling interest was derived from one minority owned subsidiary and increased by $0.3 million or 272.0% from $0.1 million for the year ended December 31, 2016 to $0.4 million for the year ended December 31, 2017, as a result of the increase of net income of the subsidiary of which we have a noncontrolling interest.

Net Income Attributable to HF Group’s Stockholder

As a result, HF Group’s net income attributable to HF Group’s stockholder increased by $4.9 million, or 104.6%, from $4.7 million for the year ended December 31, 2016 to $9.6 million for the year ended December 31, 2017.

Adjusted EBITDA

The following table sets forth of the calculation of HF Group’s adjusted EBITDA:

	For the years ended December 31,		Changes
	2017	2016	Amount	%

Net income	$10,078,070	$4,831,286	$5,246,784	108.6%
Interests expenses	1,268,953	1,059,262	209,691	19.8%
Income tax provision	623,266	191,922	431,344	224.7%
Depreciation & Amortization	2,004,374	1,885,597	118,777	6.3%
Adjusted EBITDA	$13,974,663	$7,968,067	$6,006,596	75.4%
Percentage of revenue	4.7%	2.9%	1.9%

HF Group’s adjusted EBITDA was $14.0 million for the year ended December 31, 2017, an increase of $6.0 million, or 75.4%, compared to $8.0 million for the year ended December 31, 2016, mainly attributable to the increase of gross profit as a result of increase in net revenue and gross margin derived from the sales to independent restaurants with HF Group’s continuing effort to offer better products and value-added services to its customers, strengthen its negotiation power with suppliers, and improve the operation efficiency for centralized procurement, inventory and logistics management. The percentage of revenue for adjusted EBITDA was 4.7% and 2.9% for the years ended December 31, 2017 and 2016, respectively.

Liquidity and Capital Resources

As of June 30, 2018, HF Group had cash of approximately $5.2 million. HF Group has funded working capital and other capital requirements primarily by equity contribution from shareholders, cash flow from operations, and bank loans. Cash is required to pay purchase costs for inventory, salaries, fuel and trucking expenses, selling expenses, rental expenses, income taxes, other operating expenses and repay debts. Although HF Group’s management believes that the cash generated from operations will be sufficient to meet its normal working capital needs for at least the next twelve months, its ability to repay its current obligation will depend on the future realization of its current assets. HF Group’s management has considered the historical experience, the economy, trends in the foodservice distribution industry, the expected collectability of accounts receivable and the realization of the inventories as of June 30, 2018. Based on the above considerations, HF Group’s management is of the opinion that HF Group has sufficient funds to meet its working capital requirements and debt obligations as they become due. However, there is no assurance that management will be successful in their plan. There are a number of factors that could potentially arise that could result in shortfalls to the Group’s plan, such as the demand for its products, economic conditions, the competitive pricing in the foodservice distribution industry and its bank and suppliers being able to provide continued supports. If the future cash flow from operations and other capital resources are insufficient to fund its liquidity needs, HF Group may be forced to reduce or delay its expected acquisition plan, sell assets, obtain additional debt or equity capital or refinance all or a portion of its debt.

The following table summarizes HF Group’s cash flow data for the six months ended June 30, 2018 and 2017:

	For the six months ended June 30,
	2018	2017

Net cash provided by operating activities	$6,100,471	$4,754,577
Net cash used in investing activities	(5,292,804)	(2,649,215)
Net cash used in financing activities	(1,733,526)	(1,594,922)
Net (decrease) increase in cash and cash equivalents	$(925,859)	$510,440

Operating Activities

Net cash provided by operating activities consists primarily of net income adjusted for non-cash items, including depreciation and amortization, changes in deferred income taxes and others, and adjusted for the effect of working capital changes. Net cash provided by operating activities was approximately $6.1 million for the six months ended June 30, 2018, an increase of $1.3 million, or 28%, compared to net cash provided by operating activities of $4.8 million for the six months ended June 30, 2017. The increase was a result of an increase of $4.3 million from change of working capital mainly resulting from the change in related party accounts receivable, offset by a decrease $2.7 million in net income of and $0.5 million in deferred tax benefit.

Investing Activities

Net cash used in investing activities was approximately $5.3 million for the six months ended June 30, 2018, an increase of $2.7 million, or 100%, compared to $2.6 million net cash used in investing activities for the six months ended June 30, 2017. The increase was a combined result of an increase of $1.8 million used in long term notes receivable, a decrease of $1.7 million of collection from long-term notes receivable – related parties, offset by a decrease of $0.8 million of cash paid for loans to shareholders.

Financing Activities

Net cash used in financing activities was approximately $1.7 million for the six months ended June 30, 2018, an increase of $0.1 million, or 9%, compared with $1.6 million for the six months ended June 30, 2017. The increase was a combined result of an increase of $2.9 million repayment made to lines of credit and long-term debt, and an increase of $0.3 million payment made for the cash dividend to shareholders , offset by an increase of $2.4 million proceeds from lines of credit.

The following table summarizes HF Group’s cash flow data for the years ended December 31, 2017 and 2016:

	For the years ended December 31,
	2017	2016

Net cash provided by operating activities	$15,286,862	$4,554,280
Net cash used in investing activities	(5,468,604)	(429,125)
Net cash used in financing activities	(9,688,359)	(2,458,592)
Net increase in cash and cash equivalents	$129,899	$1,666,563

Operating Activities

Net cash provided by operating activities consists primarily of net income adjusted for non-cash items, including depreciation and amortization, changes in deferred income taxes and others, and adjusted for the effect of working capital changes. Net cash provided by operating activities was approximately $15.3 million for the year ended December 31, 2017, an increase of $10.7 million, or 235.7%, compared to $4.6 million for the year ended December 31, 2016. The increase was a result of an increase of cash generated from net income of $5.2 million and an increase of $5.4 million from change of working capital mainly resulting from the change in other current assets.

Investing Activities

Net cash used in investing activities was approximately $5.5 million for the year ended December 31, 2017, an increase of $5.1 million, or 1174.4%, compared to $0.4 million for the year ended December 31, 2016. The increase was a combined result of an increase of $4.8 million used in payment made for related party loans, an increase of $0.8 million used in payments made for long-term notes receivables, offset by a decrease of $0.5 million used in purchase of property and equipment.

Financing Activities

Net cash used in financing activities was approximately $9.7 million for the year ended December 31, 2017, an increase of $7.2 million, or 294.1%, compared with $2.5 million for the year ended December 31, 2016. The increase was a combined result of an increase of $3.2 million used in cash distribution to shareholders, and increase of $1.3 million used in repayment of credit line, and a decrease of $2.7 million of proceeds received from credit line and long-term debt.

Commitments and Contractual Obligations

The following table presents the company’s material contractual obligations as of June 30, 2018:

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than
Lines of credit	$9,244,000	$9,244,000	$—	$—	$—
Long-term debt	14,998,889	1,403,475	2,252,888	1,612,704	9,729,822
Capital lease obligations	343,271	343,271	—	—	—
Operating lease commitments	246,117	167,301	76,209	2,607	—
Total	$24,832,277	$11,158,047	$2,329,097	$1,615,311	$9,729,822

Off -balance Sheet Arrangements

HF Group is not a party to any off -balance sheet arrangements.

Critical Accounting Estimates

The discussion and analysis of HF Group’s financial condition and results of operations are based upon its financial statements, which have been prepared in accordance with GAAP. These principles require HF Group’s management to make estimates and judgments that affect the reported amounts of assets, liabilities, sales and expenses, cash flow and related disclosure of contingent assets and liabilities. The estimates include, but are not limited to, accounts receivable, revenue recognition, impairment of long-lived assets and income taxes. HF Group bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and the actual results, future financial statements will be affected.

HF Group’s management believes that among their significant accounting policies, which are described in Note 2 to the audited consolidated financial statements of HF Group included in this proxy statement, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, HF Group’s management believes these are the most critical to fully understand and evaluate its financial condition and results of operations.

Accounts receivable

Accounts receivable represent amounts due from customers in the ordinary course of business and are recorded at the invoiced amount and do not bear interest. Receivables are presented net of the allowance for doubtful accounts in the accompanying Consolidated Balance Sheets. The Company evaluates the collectability of its accounts receivable and determines the appropriate allowance for doubtful accounts based on a combination of factors. When the Company is aware of a customer’s inability to meet its financial obligation, a specific allowance for doubtful accounts is recorded, reducing the receivable to the net amount the Company reasonably expects to collect. In addition, allowances are recorded for all other receivables based on historic collection trends, write-offs and the aging of receivables. The Company uses specific criteria to determine uncollectible receivables to be written off, including bankruptcy, accounts referred to outside parties for collection, and accounts past due over specified periods. As of June 30, 2018, and December 31, 2017, the allowances for doubtful accounts were $609,917 and $567,108, respectively. As of December 31, 2017, and 2016, the allowances for doubtful accounts were $567,108 and $670,280, respectively.

Revenue recognition

The Company recognizes revenue from the sale of product when title and risk of loss passes and the customer accepts the goods, which generally occurs at delivery. Sales taxes invoiced to customers and remitted to governmental authorities are excluded from net sales.

On January 1, 2018 the Company adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (FASB ASC Topic 606) using the modified retrospective method for contracts that were not completed as of January 1, 2018. The results of applying Topic 606 using the modified retrospective approach were insignificant and did not have a material impact on our consolidated financial condition, results of operations, cash flows, business process, controls or systems.

The core principle underlying the revenue recognition ASU is that the Company will recognize revenue to represent the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. The majority of our contracts have one single performance obligation as the promise to transfer the individual goods is not separately identifiable from other promises in the contracts and is, therefore, not distinct. The Company’s revenue streams are recognized at a point in time.

The contract assets and contract liabilities are recorded on the Condensed Consolidated Balance Sheet as accounts receivable and advance payment from customers as of June 30, 2018 and December 31, 2017. For the six and three months ended June 30, 2018, revenue recognized from performance obligations related to prior periods was insignificant.

Revenue expected to be recognized in any future periods related to remaining performance obligations is insignificant.

The following table summarizes disaggregated revenue from contracts with customers by geographic locations:

	For the Three Months Ended
	June 30, 2018	June 30, 2017
North Carolina	$34,571,240	$38,938,811
Florida	21,971,797	22,152,737
Georgia	15,744,478	17,337,499
Total	$72,287,515	$78,429,047

	For the Six Months Ended
	June 30, 2018	June 30, 2017
North Carolina	$69,568,907	$72,472,196
Florida	45,125,335	43,363,498
Georgia	32,174,044	34,305,467
Total	$146,868,286	$150,141,161

Impairment of Long-lived Assets

The Company assesses its long-lived assets such as property and equipment for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Factors which may indicate potential impairment include a significant underperformance related to the historical or projected future operating results or a significant negative industry or economic trend. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows the assets are expected to generate. If property and equipment are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds their fair value.

Income taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company does not believe that there was any uncertain tax position at June 30, 2018, and December 31, 2017 and 2016.

Recent accounting pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases” to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet with a corresponding liability and disclosing key information about leasing arrangements. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim reporting periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and interim reporting periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is evaluating the impact of the adoption of this revised guidance on its consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-17, “Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control”. The amendments affect reporting entities that are required to evaluate whether they should consolidate a variable interest entity in certain situations involving entities under common control. Specifically, the amendments change the evaluation of whether a reporting entity is the primary beneficiary of a variable interest entity by changing how a reporting entity that is a single decision maker of a variable interest entity treats indirect interests in the entity held through related parties that are under common control with the reporting entity. The amendments are effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2016, and interim reporting periods within fiscal years beginning after December 15, 2017. Early adoption is permitted. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”, which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this ASU apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The amendments should be applied using a retrospective transition method to each period presented. The adoption of this guidance will increase cash and cash equivalents by the amount of the restricted cash on the Company’s consolidated statement of cash flows.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), and Derivatives and Hedging (Topic 815). The guidance of Part I is to clarify accounting for certain financial instruments with down round feature in a financial instrument that reduces the strike price of an issued financial instrument if the issuer sells shares of its stock for an amount less than the currently stated strike price of the issued financial instrument or issues an equity-linked financial instrument with a strike price below the currently stated strike price of the issued financial instrument. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features. The amendments also re-characterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. The amendments in Part I of ASU No. 2017-11 are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The Company has not early adopted this update and it will become effective on July 1, 2020. The Company is currently evaluating the impact of our pending adoption of ASU 2017-11 on its consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, “Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”. The amendments eliminate the stranded tax effects resulting from the United States Tax Cuts and Jobs Act (the “Act”) and will improve the usefulness of information reported to financial statement users. ASU No. 2018-02 is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company has not early adopted this update and it will become effective on July 1, 2019. The Company does not expect that the adoption of this guidance will have a material impact on its consolidated financial statements.

Item 3.02.	Unregistered Sales of Equity Securities.

Pursuant to the Merger Agreement, the HF Group stockholders received, as consideration for the Acquisition, an aggregate of 19,969,831 shares of Atlantic common stock at the closing of the Transactions as described in Item 2.01, above, representing, in the aggregate approximately 88.5% of the issued and outstanding shares of common stock. The securities were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the Transactions did not involve a public offering.

On August 8, 2018, Atlantic entered into an agreement with Polar Multi-Strategy Master Fund (“Polar”) pursuant to which Polar agreed to sell 400,000 shares of Atlantic’s common stock to Atlantic 10 days after the closing of Atlantic’s business combination with HF Group Holding Corporation. Atlantic will pay $4,120,000 for such shares and will issue Polar 10,000 restricted shares of Atlantic’s common stock. The shares of common stock will be issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering

Item 5.01.	Changes in Control of Registrant.

Reference is made to the disclosure described in the Proxy Statement in the Sections entitled “The Business Combination Proposal” and “The Acquisition Agreement” beginning at pages 36 and 50, respectively, which are incorporated herein by reference. The disclosure contained in Item 2.01 of this Current Report on Form 8-K is also incorporated by reference herein.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Reference is made to the sections entitled “Directors, Executive Officers, Executive Compensation And Corporate Governance – Current Directors and Executive Officers” and “Directors, Executive Officers, Executive Compensation And Corporate Governance - Directors and Executive Officers after the Business Combination” beginning on pages 105 and 108, respectively, of the Proxy Statement, and that information is incorporated herein by reference.

Effective at Closing, management of Atlantic resigned (other than Mr. Ren Hua Zheng who continues as a director) and the new management team was appointed to the Board of Directors of Atlantic and as officers of Atlantic and its subsidiaries, including HF Group.

Atlantic’s directors and executive officers after the Transactions will be as follows:

Name	Age	Position
Zhou Min Ni	50	Chairman and Chief Executive Officer
Chan Sin Wong	52	Director and President
Jian Ming Ni	46	Chief Financial Officer
Ren Hua Zheng	47	Independent Director
Hong Wang	59	Independent Director
Zhehui Ni	35	Independent Director

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As a result of the Transactions, Atlantic Acquisition Corp. changed its name to HF Foods Group Inc. Upon Closing of the Transaction, the constitutional documents of Atlantic in effect prior to the Transaction remained the same. Atlantic filed an amendment to its certificate of incorporation to change its name to HF Foods Group Inc. on August 22, 2018. See the section of the Proxy Statement entitled “The Name Change Proposal” commencing on page 53.

Item 5.06.	Change in Shell Company Status.

As a result of the Acquisition and the Transactions, Atlantic ceased being a shell company. Reference is made to the disclosure in the Proxy Statement in the sections “The Business Combination Proposal” and “The Acquisition Agreement” beginning at pages 36 and 50, respectively, which are incorporated herein by reference. Further reference is made to the information contained in Item 2.01 of this Form 8-K.

The Transactions will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the Transactions since the shareholders of HF Group will own at least 75.9% of the outstanding shares of common stock of Atlantic immediately following the completion of the Transactions (assuming no holder of Atlantic common stock seeks conversion rights) and HF Group’s operations will be the operations of Atlantic following the Transactions. Accordingly, HF Group will be deemed to be the accounting acquirer in the Transactions and, consequently, the Transactions are treated as a recapitalization of HF Group. As a result, the assets and liabilities and the historical operations that will be reflected in the Atlantic financial statements after consummation of the Transactions will be those of HF Group and will be recorded at the historical cost basis of HF Group. Atlantic’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of HF Group upon consummation of the Transactions.

Atlantic is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (or JOBS Act). It is anticipated that after the consummation of the Transactions, Atlantic (renamed HF Foods Group Inc.) will continue to be an “emerging growth company.” As an emerging growth company, Atlantic will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain shareholder approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Each of Atlantic and HF Group have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies.

Item 8.01.	Other Events.

On August 23, 2018, Atlantic issued a press release announcing the completion of the Transactions, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statement and Exhibits.

(a)-(b) Financial Statements.

Financial statements of the HF Group for the fiscal years ended December 31, 2017 and 2016 and for the three months ended March 31, 2018 and 2017 were previously filed as part of the Proxy Statement beginning on page F-2 which information is incorporated herein by reference. In addition, Atlantic previously filed related “Unaudited Pro Forma Consolidated Financial Statements” beginning at page 99 of the Proxy Statement which information is incorporated herein by reference.

In accordance with an responsive to Item 9.01(a) and (b) of Form 8-K, the unaudited condensed consolidated financial statements of HF Group as of June 30, 2018 and updated unaudited pro forma condensed combined financial information as of June 30, 2018 are included as exhibits to this Report on Form 8-K as Exhibits 99.2 and 99.3, respectively.

Exhibit No.	Description
2.1	Merger Agreement(1)
3.1	Certificate of Incorporation of Atlantic Acquisition Corp. (2)
3.1.2	Certificate of Amendment to Certificate of Incorporation of Atlantic Acquisition Corp.
3.2	Bylaws of Atlantic Acquisition Corp (2)
4.1	Specimen Unit Certificate(2)
4.2	Specimen Common Stock Certificate(2)
4.3	Specimen Right Certificate(2)
10.8	Form of Escrow Agreement between Atlantic Acquisition Corp., Loeb and Loeb L.P. as escrow agent and HF Group and Zhou Min Ni, as representative of the stockholders of HF Group
10.9	Form of Registration Rights Agreement between the Company, HF Group Holdings Corporation and Zhou Min Ni, as representative of the stockholders of HF Group
10.10	Form of Lock Up Agreement dated August 22, 2018 between Atlantic Acquisition Corp. and the stockholders of HF Group
99.1	Press Release dated August 23, 2018
99.2	Unaudited Condensed Consolidated Financial Statements of HF Group Holdings Corporation for the six months ended June 30, 2018
99.3	Pro-Forma Financial Information for the six months ended June 30, 2018 giving effect to the completion of the business combination

*	Previously filed.
(1)	Incorporated by reference to Atlantic’s Proxy Statement dated July 16, 2018 as filed on July 18, 2018.
(2)	Incorporated by reference to Atlantic’s Registration Statement on Form S-1 (333-214287).
(3)	Incorporated by reference to Atlantic’s Registration Statement on Form S-1 (333-214287).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated August 27, 2018

HF FOODS GROUP INC.

(formerly Atlantic Acquisition Corp.)

By:	/s/ Jian Ming (Jonathan) Ni
Name:	Jian Ming (“Jonathan”) Ni
Title:	Chief Financial Officer and Principal Accounting Officer